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                                                                    Exhibit 99.2


SKECHERS USA
FIRST QUARTER EARNINGS
APRIL 24, 2003

OPERATOR:         Good afternoon ladies and gentlemen, and welcome to the
Skechers first quarter 2003 earnings conference call. At this time all participants have been placed on a listen-only mode, and the floor will be opened for questions following the presentation. I would now like to turn the floor over to your host, Mr. Brian Yarbrough of Integrated Corporate Relations. Sir, the floor is yours.

BRIAN YARBROUGH: Good afternoon, and thanks for joining us today. Before we begin, I'd like to note that today's call may contain forward-looking statements. And as a result of various risk factors, actual results could differ materially from those projected in such statements. These risk factors are detailed in Skechers filings with the SEC.

                  I would now like to turn the call over to David Weinberg, Chief Financial Officer of Skechers USA.

DAVID WEINBERG:   Thank you, Brian. Good afternoon, and thank you for joining us today to review Skechers first quarter 2003 results. As always, we will open the call to questions following my prepared comments.

                  First quarter 2003 sales were 208.6 million, and in line with our guidance of a 15-20% decline from first quarter 2002 levels. Diluted earnings per share were 22 cents.

                  We believe several factors resulted in our reported sales decline in first quarter '03 compared to first quarter '02. In first quarter 2002, we had taken an aggressive inventory position due to stronger than expected sales at retail. As retailers began chasing goods with more at once orders, we had the product to meet their needs, which resulted in record sales for Q1 2002.

                  In Q1 2003, we again took an even more aggressive inventory position to have product available for at once orders. But in the first quarter of 2003, the at once orders didn't materialize at the same rate.

                  Second, our sales in Q1 '03 were affected by the overall political and economic environment, apprehensive consumer spending and reduced retail activity. In addition, our first quarter sales were reflective of the general decline in footwear spending, as recently reported by NPD Fashion World.
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                  While our first quarter 2003 sales have been adversely
affected by those near term challenges, we remain in a solid financial position with 80.6 million in cash, no short term borrowings, and working capital of
291.8 million.

                  In the last year we have undertaken several initiatives which we believe will help build the brand in the near term and better position us for growth in the long term. Such initiatives include the opening of key retail stores in North America and Europe, the establishment of new international subsidiaries, and a European distribution center located in Belgium, and the signing of several licensing agreements.

                  In 2003 we are continuing to implement these initiatives and launch new ones in all areas of our business to further build our brand and position it for growth in the long term.

                  Similar to our approach in early 2002, we have taken an aggressive stance in regards to our inventory position for several reasons. First, this will allow us to meet at once orders from our accounts. Second, with additional subsidiaries established in Europe, and now our Canadian subsidiaries, we expect more product will be required to meet orders as we introduce new lines and build the existing offering to new and already established accounts.

                  Third, growing our Skechers retail base by 15 stores in 2002 and the planned 30-35 total in 2003 will require significant new product, especially with recent high volume stores such as Times Square and Trafford Center in Manchester.

                  Fourth, the establishment of new divisions such as Skechers Work, which we believe will be notable incremental business for us, the growing junior division of Something Else from Skechers, Skechers Active and Skechers Retros, and the launching of a planned new line for fall 2003. And finally, we took inventory earlier than last year which leaves us with less in production and development, and more available to ship to accounts.

                  For the most part, our higher than planned inventory levels are comprised of current in season products, including the retro line and men's and women's sports. We are in part focusing our product intensive advertising campaign on these styles. We expect to work down our inventory to through the previously mentioned ways, and believe we will have our inventories well in line by the end of the year.

                  In regards to our wholesale division, our spring '03 sandals, and Something Else from Skechers Business increased during the first quarter of 2003 compared to the same period in 2002. We expect our junior
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division, Skechers Active, and Skechers Kids to be strong performers during the back to school season. These divisions have average price points lower than many of our other lines, which may affect our sales level in Q2. I will further discuss guidance later in the call.

                  We are continuing to export our business model in key international regions that we feel have tremendous potential in regards to maximizing Skechers presence and increasing sales, or in regions that we believe that we could successfully introduce the brand.

                  In the first quarter of 2003, we assumed the distribution, marketing, and sales of our product in Canada. Due to the close proximity of Canada to our distribution center in Ontario, California, and the marketing campaigns that we launched, we believe we can rapidly ramp up sales in the Canadian marketplace. We maintained a seamless transition to existing accounts in Canada, ensuring a continuous product flow, and are presently working aggressively to expand the product offering and increase our account base.

                  Also in regards to our international business, our new distribution center in Liege, Belgium is efficiently operating and shipping product throughout the European marketplace, where we directly handle the distribution of our product. We expect our European subsidiary sales to benefit as we expand our international product offerings and increase focus on our marketing efforts.

                  Our sales and marketing teams are increasing our presence in existing accounts by installing stronger point of purchase materials at in store shops, and increasing our presence on the street with additional advertising campaigns including billboards, mall kiosks, and bus billboards.

                  Further increasing our brand exposure in the European market, we have continued to open retail stores, including Trafford Center in Manchester in Q1, which is performing very well to date. We also have stores planned in Madrid in Q2, our first store in the Netherlands - Amsterdam - our third store in Germany, in Dusseldorf, and our third and fourth stores in England - Cheshire and Birmingham - in Q3.

                  In addition, through our distributor in Japan, two more Skechers branded stores have opened this year - one in Osaka and one in Sano, Japan. And another is planned in Q3, bringing the total number of Japanese stores to five.

                  We are speaking with distributors in South America, Central America, and other parts of the world about opening Skechers retail
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stores, as we believe these will continue to positively impact the brand's presence and our sales.

                  In regards to our domestic retail business, we have opened six domestic stores this year to date, including the high traffic, high volume Times Square location, which is proving to be an ideal global branding and imaging tool, given its location in one of the busiest tourist centers in the world.

                  We plan to open an additional 20-25 domestic retail stores this year, including a concept store in the Houston Galleria, and enter new markets such as Maine and New Mexico. We continue to believe our retail stores serve as significant brand building tools, as well as ideal environments to test product.

                  We continue to see licensing as an ideal brand building vehicle, as well as a contributor to the bottom line, and are moving forward on several licensing agreement while actively pursuing others.

                  We are very excited about our most recent license agreement with Mitsui in Japan. Under the agreement with Mitsui, the company will design, market, and sell Skechers branded men's, women's, and children's apparel, outerwear, and related accessories in Japan. Our in house creative team will work closely with Mitsui to approve all designs, and ensure all Skechers branded items are in line with our image.

                  Additionally in Q1, we signed our first men's specific license for Skechers Collection outerwear with (inaudible) International. We believe the signing of this license for our high end men's line with a respected licensee will enhance our presence at better department stores and specialty shops, further building the already successful men's collection line.

                  Also for the licensing agreement signed in 2002, Skechers branded products will begin appearing in stores in Q2, with back to school and holiday '03 being a major push.

                  Finally, we are increasing our marketing effort in Q2, with product focused print advertising campaigns for men's, women's, and our Something Else From Skechers line, as well as an image ad for Michelle K that will continue to feature designer Michelle Kelchak.

                  Our absolute marketing expenditures were down in Q1 '03 compared to Q1 '02 due to Easter being later in the year, and ads shifting from March to April and May. We will be utilizing these Q1 advertising dollars in Q2 '03, as well as our usual aggressive 8-10% of sales on marketing to have a very powerful spring advertising push.
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                  We are now running new product intensive ads featuring core styles, as well as some more fashion forward looks in higher impact targeted publications such as Teen People, People, GQ, Details, In Style, Lucky, YM, and Seventeen.

                  In further support of our business, our new television campaigns - one for adults and one for children - launched on prime networks and cable stations in early April for the spring push, and will taper off slightly through the summer and ramp up again in mid July for the back to school selling season.

                  Now turning to our first quarter numbers. For the first quarter, sales were 208.6 million compared to 244.9 million last year. The lower sales in 2003 were due to less mall traffic and consumer spending, and tough comparisons with 2002 as we saw strong reorder business during the first quarter.

                  Gross profit was 90.3 million versus 102.5 million in the same period a year ago. First quarter gross margins increased 140 basis points to 43.3% compared to last year's gross margin of 41.9%. Our gross margins improved during the quarter due to stronger margins in our international subsidiaries, as well as retail becoming a higher percentage of our sales compared to last year.

                  Total operating expenses as a percentage of sales increased to 35.8% compared to 27.9% in the first quarter of fiscal 2002. We have a relatively fixed operating expense structure, and when sales drop below certain levels, our expenses tend to de-leverage as a percent of sales.

                  First quarter selling expenses decreased to 17.6 million as compared to 18.7 million in the prior year. The decrease in selling expenses due to reduced advertising and promotional costs, and sales commissions, partially offset by higher tradeshow costs.

                  On a percentage basis, advertising and marketing expense was 6.2% of sales in the first quarter of 2003 as compared to 5.6% in last year's first quarter. Our actual dollars spent on advertising were down during Q1 2003 when compared to Q1 2002, but up on a percentage basis due to the lower sales volume.

                  General and administrative expenses were 57.1 million, representing 27.4% of sales compared to 49.6 million or 20.3% of sales in last year's first quarter. We realized expense increases in rent of 1.8 million, depreciation of 650,000, and personnel service costs and related taxes of 3 million. These expenses increased due to the addition of 18 domestic and 3
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international retail stores, establishing international subsidiaries in Spain,
Canada, and the Netherlands, including our distribution center in Belgium, which began shipping in December 2002.

                  Net earnings for the first quarter were 8.5 million, compared to net earnings of 20.3 million in the prior year period.

                  Diluted earnings per share were 22 cents on 41 million 480,000 diluted shares outstanding compared to diluted earnings per share of 53 cents on 38 million 172,000 shares outstanding in the first quarter of last year. We did assume the conversion of shares that would be issued under our convertible notes for first quarter 2003 diluted earnings per share.

                  At March 31, 2003, cash on the balance sheet stood at 80.6 million, which represents a 17.7 million increase from 62.9 million at March 31, 2002. The company had no short term borrowing versus 96.6 million outstanding under our credit facility at March 31, 2002. Trade accounts receivable at quarter end were approximately 121.6 million as compared to 145.1 million at March 31, 2002. Our DSO's at March 31, 2003 were 48 days versus 49 days at March 31, 2002.

                  Inventory at quarter end was 174 million, representing an increase of 63 million, or 56.6% from 111.1 million at the end of March 2002. As I mentioned before, we took an aggressive inventory position due to our increased number of retail stores, recently established international subsidiaries, growing product lines, and to take advantage of at once orders which did not materialize in Q1 at the same rate. We believe that we will be able to work through these inventory levels by the end of 2003.

                  Working capital rose substantially, totaling 291.8 million at quarter end versus 163.3 million at March 31, 2002. Long term debt rose to 116.5 million. Of this amount, 90 million is related to our convertible debt offering. The remainder is related to mortgages on our distribution center and corporate headquarters, along with capital lease obligations.

                  Shareholders equity at quarter end increased 21.9% to 269 million versus 220 million at March 31, 2002. Capital expenditures for the first quarter 2003 were approximately 7.8 million, primarily stemming from new store openings. We expect cap ex to be around 25-30 million for the full year.

                  Now turning to guidance. We continue to believe the retail environment will remain challenging due to the economic uncertainty, less mall traffic, and global issues. With these issues in mind, we currently expect second quarter sales to be between 200-210 million compared to second quarter 2002 sales of 256.7 million.
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                  Of note, second quarter 2002 results experienced an additional
20 million in sales due to retailers requesting early deliveries of product, which is not factored in to the calculation of 200-210 million in revenue estimate.

                  As we have said in the past, the June/July back to school shipping period occurs over both our second and third quarter, and as such, shift in the timing of when goods ship may cause sales to move between the two quarters.

                  We also expect to see some pressure on gross margins, as we believe freight expenses will increase throughout the year. In addition, we see pressure on operating expenses as a percentage of sales due to our fixed operating cost structure, and for planned increases for advertising than in the second quarter of 2003 compared to the second quarter of 2002.

                  As I previously mentioned, our advertising expenses were down in Q1 '03, and we're moving those dollars to Q2 '03 to create a powerful spring advertising impact. Subsequently, we now expect second quarter diluted earnings per share to be in the range of a loss of 5 cents to earning of 5 cents compared to diluted earnings per share of 52 cents in the same period last year.

                  We continue to believe that the second half of 2003 will present opportunities to achieve stronger sales than those made in the back half of 2002. We have received positive responses to our back to school '03 lines, we will be opening high profile flagship stores, we have established more efficient distribution of our product in Europe, we are ramping up our direct business in Canada, we are launching powerful advertising campaigns, and we are continuing to re-evaluate our product offerings to meet our customer's needs. We also believe Skechers branded licensed products available in stores in 2003 will further leverage Skechers performance.

                  In closing, I would like to say that we continue to operate in a challenging retail landscape, and we believe we have the management depth and diversified product lineup to navigate us through those tough times. We will continue to focus on growing our business and increasing shareholder value over the long term.

                  And now I would like to turn the call over to the operator to being the question and answer portion of our conference call.

OPERATOR:         Thank you. The floor is now open for questions. If you have a question, you may press the number one followed by four on your touchtone phone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that
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while you pose your question, you pick up your handset to provide optimum sound quality.

                  Please hold while we poll for questions. Thank you. Your first question is coming from John Zolidis of Buckingham Research. Please state your question.

JOHN ZOLIDIS:     Hi, good morning guys. I was wondering if you could just give us a little bit more color on which of the various parts of your business are doing better, and where you're seeing some of the most pressure right now - men's, women's? And also, can you comment on whether or not you believe there's a brown shoe trend coming? There seems to have been some talk about it. Have you seen that in your order backlog at all? Thanks.

DAVID WEINBERG:   Yeah, we've seen that. Taking it from back first - we've seen some. Actually our men's USA, which includes the men's line of USA and Comfort, and Collection, seems to be holding up and are doing quite well for us.

                  Going back to the first part, we don't see dramatic changes between men's and women's. We remain strong where we've historically been strong. We're stronger in women's sport and men's black and brown, and I think we'll continue along those paths.

JOHN ZOLIDIS:     Okay, so the business is pretty consistent across men's,
women's, kids, athletics, non-athletic?

DAVID WEINBERG:   Yeah.

JOHN ZOLIDIS:     Okay. And then on the retail stores, can you just comment on the performance of some of the new retail stores? And I guess over time it looks like, at least in the near term, retail is going to grow as a percentage of the overall business. And do you expect that, I guess, to help the margins - is that correct?

DAVID WEINBERG:   Well, yeah, obviously we have higher margins at retail. And if it becomes a higher percentage of our sales, they help the overall margin impact.

                  I'm not sure I completely buy into the fact that we anticipate retail being a larger percentage over a longer period of time. This year obviously we announced we're opening up 30-35 stores. And given the retail environment, which is where our wholesale business, it will become a slightly larger percentage. But we do believe our wholesale business will continue to grow, especially our wholesale businesses in Europe.
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                  So I don't know over the long term, over the next couple
years, that retail should remain about the same percentage it is now. It'll spike a little and then come back down.

JOHN ZOLIDIS:     Okay. That 30-35 stores, is that an increase from the last time you gave guidance on new store openings?

DAVID WEINBERG:   Yeah, as we said last time, I believe, we said 20-25 stores.
But we always couch that as good space becomes available. And obviously in these times there's a lot more good space available to us. We've decided to increase it for this year. However, we have no commitments outside this 30-35 stores. And depending on how retail performs, how our overall wholesale business, we'll re-evaluate our retail strategy as we go into the third quarter.

JOHN ZOLIDIS:     Okay, great, and good luck. Thanks a lot.

OPERATOR:         Thank you. Your next question is coming from Mitch Kummetz of
DA Davidson. Please state your question.

MITCH KUMMETZ:    Yeah, thank you. I've just got a couple quick questions. First of all, the first quarter you mentioned in the press release and also in your prepared remarks that at once business didn't live up to your expectations. Can you just go over what it was in the quarter, either on an absolute basis or a percentage basis, and then what it was a year ago, just so we get a better idea as to what it was versus expectations?

DAVID WEINBERG:   Well expectations are just expectations of the sell throughs.
I don't know if we should go into details, because they get into very specific definitions of what is at once and what is not at once, and what you make for. I think it's fair to say it was down a significant percentage, well into the mid double digit percentages from what it was last year. And our anticipation was that it would have been higher than last year, given any increase in the retail activity which was coming into the year on a more significant low.

                  So I would venture to tell you that we caught it on both sides. It was significantly lower and we expected it to be significantly higher.

MITCH KUMMETZ:    Okay. And then second question - in terms of the inventory, you mentioned that you're going to try to bring that in line by the end of the year. Could you just sort of talk about what the impact might be on gross margins as you do that?

DAVID WEINBERG:   Yeah, that's difficult to say because obviously the gross
margins on anything we sell is dependent on a number of factors which
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include how much inventory's available in the marketplace and how well retail is at some of those people that use it. I think I could best tell you by saying we don't have any inventory that's seasonal specific that would take major losses such as sandals or open toed footwear. This is very basic. Some of it's brought it, it's a matter of controlling our production at the end of the year to orders, to bring it down. And what we call moving some of this that's been some of our basics, and some of our newer startup divisions that we're just testing product into the marketplace.

                  So right now I wouldn't expect a significant deterioration in the margins overall, moving out them out to such a long period through the end of the year. But obviously we have to wait and see what's available to us in the marketplace to move them.

MITCH KUMMETZ:    Okay, thank you.

OPERATOR:         Thank you. Your next question is coming from Karen Getz of
Calamos. Please state your question.

KAREN GETZ:       Can you give any same store sales numbers for your retail
stores?

DAVID WEINBERG:   Historically, as you know, we don't give comp store numbers.
We're not retailers. Even though it's a growing percentage of our business, it's still not an overwhelming piece of our business, and we don't report on it either for segmentation purposes. We don't believe... To be retailers, we don't believe we compete on the same level as retailers. We only have one brand, we're very careful with our price points, and we don't want to be known as retailers. Therefore we have not and continue not to comment on comp store sales.

KAREN GETZ:       Okay, thanks.

OPERATOR:         Thank you. Your next question is coming from Michael Ryan of
Sidoti. Please state your question.

MICHAEL RYAN:     Hi there. I just wanted to see if we could get any kind of grasp of what kind of future orders you have? You said your back end, back to school you're getting positive responses from retailers, but do you have any kind of grasp of how that's going? And do you still expect - I don't know if I missed it - revenue to go up in the second half from last year?

DAVID WEINBERG:   Well, the expectation's certainly there. Last year's second half was quite weak, especially in the fourth quarter, and we think that makes for an easy comp, given the reception we're getting on the product going in.
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                  As far as acceptance, we've had good early acceptances,
obviously. Our backlogs are down slightly from last year, but we have very good sell ins on a lot of new product that we've heard is testing well at our own stores when it's put in there, and when we get it tested out to retail early, even though the weather is not as expected to be during back to school, we're getting good tests. So based on that and the weakness we had in the second half, we do anticipate that we have significant opportunity in the second half. But we'll wait and see as the second half gets closer and develops.

MICHAEL RYAN:     Okay, thank you.

OPERATOR:         Thank you. Your next question is coming from Harris Hall of
Wedbush. Please state your question.

HARRIS HALL:      Hi you guys. Thanks. I'm just wondering if we could get a
little more information on how the split was between retail in domestic wholesale and international?

DAVID WEINBERG:   What do you mean by split? Percentages?

HARRIS HALL:      Yeah, or dollar values, yeah.

DAVID WEINBERG: We don't really give out dollar values. As a percentage of the whole, domestic retail increased probably by about 3% from what it was this time a year ago. And our international also is up about 2% or so over what it was, as a percentage of the whole last year. So those are despite pushes away from wholesale into international and retail.

HARRIS HALL:      Okay, but you can't give us any sense of how much was domestic wholesale down?

DAVID WEINBERG:   That's not down or up, that's just as a percentage of the
whole.

HARRIS HALL:      Right.  No, I understood that.

DAVID WEINBERG:   It's safe to say that the whole company revolves around
wholesale, so wholesale is a big characteristic of our overall. And the deviations around wholesale to make the overall number are not outrageously significant. So I would say wholesale is not significantly different than the company as a whole.

HARRIS HALL:      Okay, thanks.
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OPERATOR:         Thank you. Your next question is coming from Derrick Wenger of
Jeffries. Please state your question.

DERRICK WENGER:   Yes, three questions, financial. The depreciation and
amortization in the quarter, also the capital expenditures and the guidance for both of those items for the year, and the share count?

DAVID WEINBERG:   The share count we believe will remain fairly stable this
year. The only thing that really changes that is the way we calculate dilutive earnings with the options we have outstanding if and when they're in the money, and when they come out of the money.

                  Depreciation and amortization for the first quarter was just short of 5 million, just over 4.8 million. It'll probably increase quarter to quarter, as we open these stores going forward and they're put into service for depreciation purposes. I lost track of the last part of the question.

DERRICK WENGER:   Capital expenditures. I'm sorry, the depreciation and
amortization was 4.8 million in the guidance for the year, and then the capital expenditures for the quarter and the same.

DAVID WEINBERG:   The guidance for depreciation and amortization, like I said, it's not significantly different. It'll probably be in the 20 million dollar range as the new stores get on board and have that slight impact, so maybe slightly over 20 million.

DERRICK WENGER:   Mm hmm.  And the capital expenditures?

DAVID WEINBERG:   Capital expenditures were just short of 8 million in the first quarter, but that includes some non-store items. We're still on target for, I believe, 25-30 million in cap ex for the entire year.

DERRICK WENGER:   Okay, great.  Thank you very much.

OPERATOR:         Thank you. Your next question is a follow up question from Mr.
Mitch Kummetz of DA Davidson. Please state your question.

MITCH KUMMETZ:    Yeah, thanks. Just real quickly, what are your at once
expectations implied in your new Q2 sales forecast? Do you expect them to be down significantly like they were in Q1, or what are the expectations?

DAVID WEINBERG:   We expect them to be not significantly different than last year, not than Q1. If you take a look at the dynamics of the business that we're in, Q1 is the spring business, that's very specific to seasonal footwear, which is open toed. So as it sells, it continues to replenish itself while there's an availability of stock, as well as the overall system.

                  If you go into the second quarter, given April/May, it's not a very big retail kind of month other than Easter moves to retail. There's not a lot of replenishments that's anticipated. The big part of our shipment is a build up going into back to school. So it's more a function in the second quarter of inventories at retail and how much back to school should we ship at the early part to start early in June, as opposed to July, rather than a reorder phenomenon for the second quarter.

MITCH KUMMETZ:    Okay, thank you.

OPERATOR:         Thank you. Mr. Weinberg, there appear to be no further
questions.

DAVID WEINBERG:   Well, we appreciate everybody's interest and tuning in for the call. And if there's any other questions, we have Brian Yarbrough from ICR that can be contacted, or myself. And thanks for all listening to the call.

OPERATOR:         Thank you. This does conclude today's teleconference. Please disconnect your lines at this time, and have a wonderful day.